               LETTERHEAD OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                 June 13, 1996




Members of the Board
R-G Premier Bank
R-G Plaza Building
280 Jesus T. Pinero, Hyde Park
Hato Rey, PR  00918

Gentlemen and Ladies:

     You have asked for our opinion as investment bankers to determine the fair value for the minority interest in R-G Premier Bank (Bank). In addition, and in contemplation of an exchange of this minority position into shares of R-G Financial Corporation (R&G Financial) contemporaneous with the purchase of R&G Mortgage and the Bank, you have asked us to determine the equivalent number of shares for this minority position in R&G Financial Corporation.

     The background and experience of the principals of FBR are provided as an exhibit to this report. We believe that, except for the fee we will receive in connection with the public offering that we are underwriting, we are independent of the Bank and the holding company.

     In preparing this valuation, we considered a number of factors as set forth below:

1. the nature of the business and the history of the Bank since its purchase in February 1990 and R&G Mortgage since its establishment in 1972;

2. the economic outlook in general and the condition and outlook of the banking and mortgage industry in particular;

3. the book value of the stock and the financial condition of the Bank and R&G Mortgage;

4. the earning capacity of the Bank and R&G Mortgage;

5. the dividend paying capacity of the Bank and R&G Mortgage;

6. the asset generation capability of the Bank and R&G Mortgage;

                                                               R-G Premier Bank
                                                                  June 13, 1996
                                                                         Page 2


7. the size of the block of stock to be valued, its minority position in the Bank and the lack of a public market for the Bank's shares; and

8. the market price of stocks of thrifts, banks and mortgage banks engaged in the same or similar lines of business having their stock actively traded in a free and open market, either on an exchange or over the counter.

     Among the various sources of information used to perform this valuation were the following:

1. audited financial statements for the Bank, R&G Mortgage and R&G Financial for the periods ending December 31, 1996 and March 31, 1996;

2. R&G Financial's Form S-1 as prepared in connection with a public offering;

3. due diligence discussions with the management of the Bank and R&G Mortgage which included a presentation of the past and current operations, financial condition and prospects of the Bank and R&G Mortgage;

4. business plans and certain financial projections prepared by management for the Bank and R&G Mortgage;

5. the financial condition published in annual reports, 10-K's and 10-Q's and the reported prices and trading activity for the common stock of certain publicly traded companies which FBR deemed to be reasonably comparable to the Bank and R&G Mortgage;

6. discussions with the Bank's independent auditors and special counsel;

7. market area demographic and deposit information on the Commonwealth of Puerto Rico; and

8. other information as FBR deemed appropriate.

     Our appraisal is based on the Bank, R&G Mortgage and R&G Financial's representation that the financial and other information provided to us is truthful, accurate and complete. We have not independently verified the financial statements and other information provided by the Bank, R&G Mortgage and its independent auditors, nor have we valued independently the assets or liabilities of the Bank or R&G Mortgage. We have assumed that there have been no material adverse changes in the Bank's assets, financial condition, results of operations, business or prospects since the date of the last

                                                               R-G Premier Bank
                                                                  June 13, 1996
                                                                         Page 3




financial statements reviewed by us, and that off balance sheet activities of the Bank will not materially and adversely affect the future financial position or results of operations of the Bank. Our valuation considers the Bank, R&G Mortgage and R&G Financial Corporation only as a going concern and should not be considered as an indication of liquidation value. Finally, our valuation is based on economic, monetary and market conditions as in effect on, and the information made available to us as of the date hereof.

     IT IS OUR OPINION THAT AS OF JUNE 13, 1996, THE ESTIMATED PRO FORMA MARKET VALUE OF THE BANK'S MINORITY INTEREST COMMON STOCK IS EQUAL TO $17.88 PER SHARE. FOR THE 248,671 SHARES OWNED BY PARTIES NOT RELATED TO THE GALAN INTERESTS, THIS REPRESENTS A TOTAL VALUE OF $4,445,944 MILLION. THIS ASSUMES AN EXCHANGE OF 296,396 SHARES OF R&G FINANCIAL CORPORATION FOR THE 248,671 BANK MINORITY INTEREST SHARES AND THE PRICE TO THE PUBLIC OF R&G FINANCIAL CORPORATION OF $15.00 PER SHARE. SHOULD THE PRICE TO THE PUBLIC OF R&G FINANCIAL CORPORATION BE OTHER THAN $15.00 PER SHARE, FOR REASONS OTHER THAN A CHANGE IN THE RELATIVE VALUE OF THE BANK AND R&G MORTGAGE, THE TOTAL VALUE OF THE MINORITY INTEREST WILL CHANGE WHILE THE RATIO OF SHARES EXCHANGED WILL REMIAN THE SAME.

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock will thereafter be able to sell such shares at prices related to the foregoing valuation.

                                        Very Truly Yours,

                                        FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                                        By: /s/ Karen K. Edwards
                                            -----------------------------------
                                            Karen K. Edwards, CFA
                                            Managing Director